Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated February 11, 2026 relating to the Class A Ordinary Shares, par value $0.0001 per share, of Perceptive Capital Solutions Corp shall be filed on behalf of the undersigned.

IPCONCEPT (LUXEMBOURG) S.A.

By:	/s/ Daniela Schiffels
Name: Daniela Schiffels
Title: Managing Director

By:	/s/ Jorg Hugel
Name: Jorg Hugel
Title: Managing Director

BIT Global Technology Opportunities SICAV-FIS

By:	/s/ Dr. Matthias Thom
Name: Dr. Matthias Thom
Title: Chairman of the Board of Directors

By:	/s/ Emmanouil Larentzakis
Name: Emmanouil Larentzakis
Title: Board Member